Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
ATTN: Business/Financial Editors	Chris Allen
(312) 917-8331
christopher.allen@nuveen.com

IR Contact:
Natalie Brown
(312) 917-8077
natalie.brown@nuveen.com

Nuveen Investments Completes Transaction

With Private-Equity Investors Led By Madison Dearborn

CHICAGO, Ill., November 13, 2007 – Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services to institutional and high-net-worth investors, today announced the completion of its acquisition by a group of private investors led by Madison Dearborn Capital Partners. Under the terms of the transaction completed today, JNC stockholders are entitled to receive $65.00 per share in cash without interest for each share of Nuveen Investments common stock.

“This transaction is another important step in our firm’s strategic development,” said John Amboian, Chief Executive Officer, Nuveen Investments. “As a private entity, we look forward to focusing even more on advancing our business. We’re excited to work closely with our new partners to broaden relationships and expand our range of innovative, high-quality investment capabilities and services. Along with our continued dedication to high quality investing, we will remain deeply committed to meeting the long-term needs of investors and the advisors who serve them.”

Commenting on the closing, Timothy M. Hurd, a Managing Director of Madison Dearborn, said, “We are pleased that we and our partners have successfully completed this transaction. We feel strongly that Nuveen Investments, with its multi-boutique operating model and highly talented professionals, enjoys a competitive advantage in the marketplace. We are committed to supporting Nuveen as it further develops its institutional and high-net-worth businesses while extending its leadership in structured products and retail managed accounts.”

In addition to Madison Dearborn and management, other private-equity investors participating in the transaction include Merrill Lynch Global Private Equity, Wachovia Capital Partners, Citi, DB Investment Partners and Credit Suisse/DLJ Merchant Banking.

The Bank of New York Mellon Corporation has been appointed the paying agent for payment of the transaction consideration and has or will send a letter of transmittal by mail to each JNC registered stockholder containing instructions for receiving the transaction consideration. For shares held in “street name” by a broker, bank or other nominee, JNC stockholders will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee. JNC stockholders with questions about the transaction consideration payment process should contact The Bank of New York Mellon Corporation or the appropriate broker, bank or other nominee.

JNC stockholders approved the transaction at a special meeting on September 18, 2007. On October 22, 2007, Nuveen Investments announced that a revenue run-rate condition to the proposed acquisition had been satisfied. As a result of completion of the transaction, JNC stock will no longer be traded on the New York Stock Exchange effective at market close today.

About Nuveen Investments

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them.  Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Santa Barbara, Tradewinds, Rittenhouse, Symphony and Nuveen, including the Nuveen HydePark Group.  In total, the Company managed $170 billion in assets as of September 30, 2007.  For more information, please visit the Nuveen Investments website at www.nuveen.com.

About Madison Dearborn Capital Partners

Madison Dearborn Capital Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has more than $14 billion of capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. Since its inception in 1992, Madison Dearborn has invested in more than 100 companies. MDP invests in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, health care and real estate. For more information, please visit the MDP website at www.mdcp.com.

FORWARD-LOOKING STATEMENTS

Certain statements made by Nuveen Investments in this release are forward-looking statements. Nuveen Investments’ actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms’ retail distribution systems, Nuveen Investments’ reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in Nuveen Investments’ filings with the SEC. Nuveen Investments undertakes no responsibility to update publicly or revise any forward-looking statements.

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